Exhibit 99.1

RXi Pharmaceuticals Reports

Full Year 2013 Financial Results

WESTBOROUGH, Mass., March 28, 2014 /PRNewswire/ — RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted technologies, today reported its financial results for the full year 2013, and provided a business update.

“RXi’s proprietary self-delivering RNAi platform (sd-rxRNA®) provided a solid foundation for our continued product development efforts in 2013, and continues to offer potential opportunities for future value creation,” said Dr. Geert Cauwenbergh, President and CEO of the Company. He added that, “Conservative use of our available cash, combined with the professional strengths of our employees and the support of our shareholders, has been instrumental in moving RXI-109, our anti-scarring compound, into Phase 2 clinical studies, from which we expect to see the first results in the course of 2014.”

Fourth Quarter 2013 and Recent Company Highlights

•	Announcement of the Start of our First Phase 2 Clinical Trial: In November 2013, we announced the initiation and enrollment of the first patient in a Phase 2 study with the anti-scarring product RXI-109. In this study, patients with a long hypertrophic scar in the lower abdominal area are eligible to receive scar revision surgery and subsequent treatment with RXI-109 in one of two treatment regimens. Patients will receive RXI-109 or placebo on a blinded basis at the distal ends of the revised scar, leaving a central untreated section of the scar. Each patient’s revised scar will provide the opportunity to compare the appearance of the revised areas after treatment with RXI-109 or placebo or when left untreated.

•	Signing of a Distribution Agreement for RXI-109 in the European Union with Ethicor Ltd.: In November 2013, we signed a distribution agreement with Ethicor Ltd. (“Ethicor”), a UK based unlicensed medicinal products (“Specials”) pharmaceutical company. The agreement provides Ethicor with the distribution rights to RXI-109 in the European Union, with the possibility to negotiate in the future to extend such rights to other regions of the world, excluding the United States, Canada and Mexico. Should we obtain marketing authorization for RXI-109 in any of the countries covered by the agreement, we have the option to terminate the agreement with respect to each such country in which marketing authorization has been obtained. The gross profits generated from any sales of RXI-109 by Ethicor will be shared between us and Ethicor.

•	Announcement of mRNA Data of an Additional Cohort in our Second Phase 1 Clinical Trial: In December 2013, we announced the results from additional cohorts in our second Phase 1 clinical trial, Study 1202. In the additional fourth cohort of this study, RXI-109 was dosed over the initial 2-week period following the incision which resulted in a 50% reduction of CTGF mRNA expression compared to the placebo when measured three days after the last dose. In the fifth cohort of the study, the dosing period was delayed by two weeks after the incisions were made. No additional benefit was seen on mRNA reduction. Multiple dermal injections were well tolerated at all doses, and treatment with RXI-109 resulted in dose-dependent silencing of CTGF mRNA in the treated areas.

•	Announcement of Listing on The NASDAQ Capital Market: Announced in February 2014 that the Company received approval to list its common stock on The NASDAQ Capital Market. The Company’s common stock commenced trading under the same ticker symbol, “RXII,” on The NASDAQ Capital Market effective at the opening of trading on Tuesday, February 11, 2014.

•	Grant of Key Patent Related to Self-Delivering Technology for the Treatment of Fibrotic Disorders: In March 2014, the Company announced that it had been granted a patent by the U.S. Patent and Trademark Office on its unique self-delivering RNAi compounds (sd-rxRNA®), for the treatment of fibrosis. The patent covers the use of sd-rxRNAs targeting CTGF for the treatment of fibrotic disorders. The patent (U.S. Patent Number 8,664,189) is scheduled to expire in 2029.

Selected Full Year Financial Highlights

Cash and Cash Equivalents

At December 31, 2013, RXi had cash, cash equivalents, and short-term investments of approximately $14.4 million, compared with $5.1 million at December 31, 2012.

Net Loss and Net Loss Applicable to Common Stockholders

Net loss for the year ended December 31, 2013 was $20.9 million, including $2.0 million in non-cash share-based compensation expense, compared with a net loss of $12.9 million, including $1.0 million in non-cash share-based compensation expense, for the year ended December 31, 2012. The increase in the net loss of $8.0 million was primarily attributable to a one-time non-cash charge of $12.3 million related to the fair value of common shares issued in exchange for certain RNAi-related assets from OPKO Health, Inc. as compared with a one-time non-cash charge of $6.2 million related to the fair value of common shares issued in exchange for patent and technology rights for the same period in 2012.

Net loss applicable to common stockholders for the year ended December 31, 2013 was $29.5 million compared with a net loss applicable to common stockholders of $25.7 million for the comparable period in 2012. The increase in net loss applicable to common stockholders of $3.8 million was primarily attributable to the aforementioned increase in net loss as compared to prior year and an increase of $5.3 million related to the fair value of Series A and Series A-1 Preferred Stock offset by a decrease of $9.5 million related to a one-time charge for the beneficial conversion feature of the Series A Preferred Stock recorded in the second quarter of 2012.

Revenues

Total revenues for the year ended December 31, 2013 were $0.4 million as compared with $0.1 million for the comparable period in 2012. The increase in total revenues for the year ended December 31, 2013 was due to the recognition of work completed on the Company’s government grants during the period.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2013 were $17.7 million, compared with $10.5 million for the year ended December 31, 2012. The increase of $7.2 million was primarily due to increases of $6.1 million in expense related to the fair value of common shares issued in exchange for patent and technology rights, $0.7 million in research and development expenses largely due to costs related to the manufacture of RXI-109 for use in the Company’s on-going clinical trials and $0.4 million in employee stock-based compensation expense.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2013 were $3.7 million, compared with $2.6 million for the comparable period in 2012. The increase in general and administrative expenses of $1.1 million was primarily due to an increase of $0.6 in employee stock-based compensation and $0.5 million in general and administrative expenses due to an increase in employee headcount, employee compensation and benefits, increases in Board fees, the annual Delaware franchise tax for 2013 and professional services such as outside contractors and consultants.

Series A and Series A-1 Preferred Stock and Dividends

Accretion of Series A and Series A-1 Preferred Stock and dividends was $8.6 million for the year ended December 31, 2013, compared with $12.8 million accretion of Series A and Series A-1 Preferred Stock and dividends for the comparable period in 2012. The decrease of $4.2 million is due to the one-time charge of $9.5 million related to the beneficial conversion feature of the Series A Preferred Stock during the same period in the prior year offset by an increase of $5.3 million in Series A and Series A-1 Preferred Stock dividends due to changes in the Company’s closing common stock price on the dividend payment dates and the number of preferred shares earning dividends each year.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies based on its proprietary, self-delivering RNAi platform. Therapeutics that use RNA interference, or “RNAi,” have great promise because of their ability to down-regulate, the expression of a specific gene that may be over-expressed in a disease condition. Building on the pioneering work of scientific founder and Nobel Laureate Dr. Craig Mello, a member of the RXi Scientific Advisory Board, RXi’s first RNAi product candidate, RXI-109, targets connective tissue growth factor (CTGF) to reduce dermal scarring (fibrosis), entered into human clinical trials in June 2012. For more information, please visit www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “believe,” “expect,” “may,” “should,” “designed to,” “will” and similar references. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109 and our other product candidates; the timing and future success of our clinical trials with RXI-109; our expectation that we will complete our Phase 2 clinical trials for RXI-109 within anticipated time periods and budgets; our ability to implement cost-saving measures and statements about other future expectations. Forward-looking statements are neither historical facts nor assurances of future performance. Instead they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the risk that our clinical trial with RXI-109 may not be successful in evaluating the safety and tolerability of RXI-109 or providing preliminary evidence of the reduction of formation of surgical scars; the successful and timely completion of clinical studies; uncertainties regarding the regulatory process; the availability of funds and resources to pursue our research and development projects, including our clinical trials with RXI-109; and those identified under “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings the Company periodically makes with the SEC. The Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contacts

RXi Pharmaceuticals Corporation

Tamara McGrillen, 508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Year Ended	Year Ended
	December 31, 2013	December 31, 2012
Total revenues	$399	$97

Research and development expenses	17,651	10,451
General and administrative expenses	3,697	2,621

Operating loss	(20,949)	(12,975)
Interest income (expense)	24	(30)
Other income	—	125

Net loss	(20,925)	(12,880)
Accretion of Series A and Series A-1 preferred stock and dividends	(8,610)	(12,815)

Net loss applicable to common stockholders	$(29,535)	$(25,695)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(2.88)	$(5.62)

Weighted average common shares outstanding:
Basic and diluted	10,263,954	4,573,787

RXi PHARMACEUTICALS CORPORATION

(A Development Stage Company)

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$11,390	$5,127
Restricted cash	50	53
Short-term investments	3,000	—
Prepaid expenses and other current assets	303	212

Total current assets	14,743	5,392

Equipment and furnishings, net	177	198
Other assets	18	2

Total assets	$14,938	$5,592

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$163	$416
Accrued expenses and other current liabilities	1,795	767
Deferred revenue	118	491
Current maturities of capital lease obligations	—	5

Total current liabilities	2,076	1,679
Deferred revenue, net of current portion	—	27

Total liabilities	2,076	1,706
Total convertible preferred stock	7,920	9,726
Total stockholders’ equity (deficit)	4,942	(5,840)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$14,938	$5,592